Exhibit 99.1

NEWS
                                                     Delta and Pine Land Company
                                                     P.O. Box 157
                                                     Scott, Mississippi 38772
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Contact:   Investors                               Media
           Tom Jagodinski                          Jonathan Gasthalter/Amy Cohen
           Delta and Pine Land Company             Citigate Sard Verbirinen
           (662) 742-4518                          (212) 687-8080


SUPREME COURT OF MISSISSIPPI GRANTS DELTA & PINE LAND PETITION TO APPEAL CERTAIN MATTERS IN CASE AGAINST MONSANTO AND PHARMACIA

        D&PL Seeks to Amend Complaint to Add Fraudulent Inducement Claim

     SCOTT, MS, February 22, 2005 - Delta and Pine Land Company (NYSE: DLP) ("D&PL", NYSE: DLP), a leading commercial breeder, producer and marketer of cotton planting seed, today announced that, in its litigation against Monsanto Company (NYSE: MON) and Pharmacia, the Mississippi Supreme Court has granted D&PL's petitions to appeal two rulings from the trial court. As a result of these rulings, the Mississippi Supreme Court will hear D&PL's appeals immediately instead of after trial. The case relates to the failed 1998 merger between the two companies.

     One petition related to an appeal of an order regarding D&PL's damage claims. In October 2004, the Circuit Court of the First Judicial District of Bolivar County, Mississippi granted Monsanto's motion for partial summary judgment relating to one of three methods of calculating D&PL's damages resulting from Monsanto's breach of the merger agreement. That method sought to calculate the "benefit of the bargain" that D&PL would have received had the transaction closed. D&PL is seeking reversal of that order and a decision allowing D&PL to present a jury with the "benefit of the bargain" method to calculate damages.

     The second petition sought permission to appeal a discovery ruling relating to documents that Monsanto had claimed to be immune from disclosure under the attorney-client privilege and work product doctrine. The original trial judge found that the documents were not privileged and ordered Monsanto to turn them over to D&PL. Monsanto turned over the documents to D&PL and allowed them to be used by D&PL for eight months during discovery. After those eight months,

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Monsanto filed a motion  seeking the return of the documents,  and the new trial judge ordered D&PL to return a portion of them. D&PL is seeking a ruling allowing it to retain the documents to use in the lawsuit on various grounds, including that they are not privileged and that - even if they were at one time protected by a privilege - Monsanto turned them over and then allowed their use in discovery for eight months, thus waiving any privilege. The Supreme Court also issued a temporary stay of the Circuit Court proceedings while the appeals are resolved.

     Additionally, D&PL has also filed a motion with the trial court to amend its complaint to add a claim against Monsanto and Pharmacia for fraudulently inducing D&PL to extend the deadline to complete its Merger with Monsanto in 1999.

     Tom Jagodinski, President and Chief Executive Officer, said, "We are very pleased that the Supreme Court of Mississippi has agreed to hear our appeals. We are confident in our legal position and hope to receive favorable decisions from the Court. We are also hopeful that the Bolivar County, Mississippi trial court will allow us to amend our complaint based on information discovered in the lawsuit that supports our claim."

     About the Litigation against Monsanto and Pharmacia

     In 1998, D&PL entered into a merger agreement with what was then Monsanto Company. That merger was pending awaiting regulatory approval from the Department of Justice for almost 19 months. In December 1999, Monsanto withdrew its request for antitrust clearance, thereby terminating the merger, and at the same time entered into a merger agreement with Pharmacia & Upjohn. D&PL has filed suit in Bolivar County, Mississippi against Monsanto claiming, among other things, that Monsanto breached the merger agreement with D&PL by not using its best efforts to close the merger and failing to make the necessary commercially reasonable efforts to meet the government's requirements to obtain antitrust clearance for the merger.

     About Delta and Pine Land Company

     Delta and Pine Land Company is a leading commercial breeder, producer and marketer of cotton planting seed. Headquartered in Scott, Mississippi, with multiple offices in eight states and facilities in several foreign countries, D&PL also breeds, produces and markets soybean planting seed in the U.S. For more information about D&PL, please refer to the Company's website at www.deltaandpine.com.


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     Certain matters discussed in this release are "forward-looking statements,"
including statements about the Company's future plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by the Private Securities Litigation Reform Act of 1995. They can generally be identified because the context of such statements will include words such as "believes," "anticipates," "expects" or words of similar import. It is the nature of agricultural seed businesses that supply, demand and their timing are affected by many variables, including commodity prices, weather and government policy. Due to the seasonal nature of the seed business, the Company typically incurs losses in its first and fourth quarters. Additional risks and uncertainties with respect to the Company's business and forward-looking statements are set forth in the Company's latest filings with the Securities and Exchange Commission.


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